Exhibit 99.1

AppTech Payments Corp. Announces Strategic Partnership Agreement to Launch Innovative Mobile-to-Mobile Payment System

Carlsbad, Calif. – June 20, 2023 - AppTech Payments Corp. (“AppTech”) (NASDAQ: APCX), an innovative Fintech company powering seamless commerce between businesses and consumers, today announced it has entered into a Strategic Partnership Agreement with InstaCash, Inc (“InstaCash”) to license our patent portfolio, build, develop, launch, and manage InstaCash’s mobile-to-mobile payment system.

InstaCash, Inc. is a peer-to-peer instant payment app similar to Venmo, Zelle, and Cash App but will offer lower transfer fees and more advanced security protocols. The payment system will facilitate business-to-business, consumer-to-business, and consumer-to-consumer or person-to-person (“P2P”) transactions. AppTech will develop mobile and web-based applications for the contactless payment system, which will feature digital banking services and Visa/MasterCard sponsorship. AppTech will also provide user support services and an equity stake in InstaCash. Please visit instacash.cash to receive launch alerts.

“This partnership is a strong validation of AppTech’s specialty payments division incorporating our patented technologies into our client’s vision,” said Luke D’Angelo, Chief Executive Officer of AppTech. “The agreement will allow us to demonstrate the core differentiation of our Fintech platform, CommerseTM. This platform is a patent-backed, modular, cloud-based solution with industry-leading security features. We look forward to working with the InstaCash team and our network of banking partners to develop and manage the platform,” added Mr. D’Angelo.

About AppTech Payments Corp.

AppTech Payments Corp. (NASDAQ: APCX) provides digital financial services for corporations, small and midsized enterprises (“SMEs”) and consumers through the Company’s scalable cloud-based platform architecture and infrastructure, coupled with our commerce experiences development and delivery model. AppTech maintains exclusive licensing and partnership agreements in addition to a full suite of patented technology capabilities. For more information, please visit www.apptechcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are inherently subject to risks and uncertainties. Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, should, will” and similar expressions as they relate to AppTech are intended to identify such forward-looking statements. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the Company’s control. Actual events or results may differ materially from those described in this press release due to any of these factors. AppTech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact

Michael Kim/Brooks Hamilton

737-289-0835
APCX@mzgroup.us

AppTech Payments Corp.

info@apptechcorp.com

760-707-5959